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Exhibit 10.119

FIRST AMENDMENT
TO THE
COUNTRYWIDE FINANCIAL CORPORATION
401(k) SAVINGS AND INVESTMENT PLAN

        This First Amendment is made as of the 18th day of June, 2008, by the Countywide Financial Corporation Administrative Committee For Employee Benefit Plans (the "Committee").

WITNESSETH:

        WHEREAS, Countrywide Financial Corporation (the "Company") maintains the Countrywide Financial Corporation 401(k) Savings and Investment Plan (the "Plan"), as most recently amended and restated by indenture generally effective as of January 1, 2007.

        WHEREAS, the Committee wishes to amend the Plan in anticipation of the merger pursuant to the terms of that certain Agreement and Plan of Merger, dated as of January 11, 2008, by and among the Company, Bank of America Corporation and Red Oak Merger Corporation.

        WHEREAS, the Committee also wishes to amend the Plan to clarify those existing provisions of Appendix A of the Plan addressing the adoption of final regulations by the Internal Revenue Service under Section 415 of the Internal Revenue Code, which regulations generally became effective for limitation years beginning on or after July 1, 2007.

        NOW, THEREFORE, the Committee does hereby amend the Plan, pursuant to Article 16 thereof, effective as of the various dates set forth below, as follows:

          1.     By deleting, effective for contributions made on and after June 1, 2008, Section 3.6 in its entirety and by substituting therefor the following:

            "3.6    Form of Contributions.    Employer Contributions to be allocated to Participants who are Employees of the Primary Sponsor or a Plan Sponsor which is an Affiliate of the Primary Sponsor shall be made in the following forms:

              (a)   Employer Discretionary Contributions may be made at the discretion of the Primary Sponsor in cash and/or in shares of Company Stock issued by the Primary Sponsor or purchased on a national securities exchange.

              (b)   Employer Matching Contributions may be made at the discretion of the Primary Sponsor in cash and/or in shares of Company Stock issued by the Primary Sponsor or purchased on a national securities exchange.

              (c)   Employer Limited Profit Sharing Contributions shall be made in cash."

          2.     By deleting, effective January 1, 2008, the last paragraph of Section 5 of Appendix A and by substituting therefor the following:

            "Notwithstanding the foregoing provisions of this Section 5, any correction applied by the Plan Administrator to a situation where the annual additions allocated to a Participant's Account exceed the limitations of Section 1 of this Appendix A shall be made in a manner consistent with the correction methods then permitted under the Employee Plans Compliance Resolution System maintained by the Internal Revenue Service or any successor program."

        Except as specifically amended hereby, the Plan shall remain in full force and effect prior to this First Amendment.

        IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of the day and year first above written.

Countrywide Financial Corporation

			By:	/s/ MARSHALL M. GATES
			Title:	SMD, Chief Administrative Officer

Attest	/s/ RONALD J. COOKE
	Title:	FVP/Sr. Counsel

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  Exhibit 10.119
FIRST AMENDMENT TO THE COUNTRYWIDE FINANCIAL CORPORATION 401(k) SAVINGS AND INVESTMENT PLAN